Exhibit 23.1

The accompanying consolidated financial statements give effect to a six-to-one stock split of the common stock of Community Choice Financial Inc. and Subsidiaries which will take place prior to the effectiveness of the registration statement.  The following consent is in the form which will be furnished by McGladrey & Pullen, LLP, an independent registered public accounting firm, upon completion of the six-to-one split of the common stock of Community Choice Financial Inc. and Subsidiaries described in Note 23 to the consolidated financial statements and assuming that from March 29, 2012 to the date of such  completion no other material events have occurred that would affect the consolidated financial statements or the required disclosures therein.

/s/ McGladrey & Pullen, LLP

Raleigh, North Carolina

April 25, 2012

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 (No. 333-176434) of Community Choice Financial Inc. and Subsidiaries of our report dated March 29, 2012, except for Note 23 as to which the date is               2012, relating to our audits of the consolidated financial statements of Community Choice Financial Inc. and Subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

Raleigh, North Carolina

, 2012